EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the ordinary shares, par value NIS 0.01 per share, of InMode Ltd.

Dated: May 22, 2020

SPAMEDICA INTERNATIONAL SRL

/s/ Neal Griffith
Name:	Neal Griffith
Title:	Director

DR. STEPHEN MULHOLLAND

/s/ Dr. Stephen Mulholland
Name:	Dr. Stephen Mulholland

THE STEPHEN MULHOLLAND FAMILY TRUST
by its trustee, Chaundler Trust & Corporate Services Ltd.

/s/ Neal Griffith
Name:	Neal Griffith
Title:	Managing Director

/s/ Matthew MacKay
Name:	Matthew MacKay
Title:	Managing Director